Exhibit 99.2

Q2 FY25
Letter to Shareholders
November 4, 2024

November 4, 2024
Dear Shareholders,
In Q2 FY25, Cirrus Logic delivered record revenue and EPS for the September quarter, driven by strong demand for products shipping into smartphones and a higher-volume production week associated with typical seasonal product ramps. Revenue was $541.9 million, up 45 percent quarter over quarter and up 13 percent year over year. GAAP and non-GAAP operating profit were 24.3 percent and 28.8 percent, respectively, while GAAP and non-GAAP earnings per share were $1.83 and $2.25, respectively.
During the quarter, our next-generation custom boosted amplifier and first 22-nanometer smart codec started shipping in recently launched smartphones. We also passed key milestones related to our laptop business as we secured our first high-volume mainstream design win with our latest PC codec and began shipping our first power product specifically designed for laptops in multiple tier-one customers’ devices. One of these new devices includes eight Cirrus Logic components, representing the breadth of our content opportunity in this market. While we are in the early stages of revenue contribution from our recently introduced laptop components, we are pleased with our progress to date. Furthermore, we plan to continue leveraging our mixed-signal design and advanced low-power signal processing expertise to capitalize on future growth opportunities.
Figure A: Cirrus Logic Q2 FY25

Q2 FY25	GAAP	Adj.	Non-GAAP*
Revenue	$541.9		$541.9
Gross Profit	$282.6	$0.3	$282.9
Gross Margin	52.2%		52.2%
Operating Expense	$150.7	($23.9)	$126.8
Operating Income	$131.9	$24.3	$156.2
Operating Profit	24.3%		28.8%
Interest Income	$8.1		$8.1
Other Income	$—		$—
Income Tax Expense	$37.9	$1.1	$39.0
Net Income	$102.1	$23.2	$125.3
Diluted EPS	$1.83	$0.42	$2.25
*Complete GAAP to Non-GAAP reconciliations available on page 11
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Revenue for the September quarter was $541.9 million, up 45 percent quarter over quarter and up 13 percent year over year. Q2 FY25 revenue was near the top end of our guidance range due to strong demand for products shipping into smartphones. The increase in revenue on a sequential basis reflects higher unit volumes associated with new smartphone launches. The year-over-year increase in sales was driven by higher smartphone unit volumes and increased revenue associated with next-generation products. As we indicated in our Q1 FY25 shareholder letter, when comparing our September quarter to the equivalent quarter last year, we would note that in FY25 our September quarter began and ended one week later. Thus, it encompassed one week more of the higher-volume production associated with typical seasonal product ramps.

Q2 FY25 Letter to Shareholders	2

In the December quarter, we expect revenue to range from $480 million to $540 million, down six percent sequentially and down 18 percent year over year at the midpoint. When comparing our December quarter outlook to the equivalent quarter last year, guidance reflects one less week of revenue as FY24 was a 53-week fiscal year.
In Q2 FY25, revenue derived from our audio and high performance mixed-signal (HPMS) product lines represented 58 percent and 42 percent of total revenue, respectively. One customer contributed approximately 90 percent of total revenue in Q2 FY25. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q3 FY23 to Q3 FY25

$700
$600
$500
$400
$300
$200
$100
$0
$591
$373
$317
$481
$619
$372
$374
$542
$510*
Q3/FY23
Q4/FY23
Q1/FY24
Q2/FY24
Q3/FY24
Q4/FY24
Q1/FY25
Q2/FY25
Q3/FY25
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of November 4, 2024
GAAP gross margin in the September quarter was 52.2 percent, compared to 50.5 percent in Q1 FY25 and 51.3 percent in Q2 FY24. Non-GAAP gross margin in the September quarter was 52.2 percent, compared to 50.6 percent in Q1 FY25 and 51.3 percent in Q2 FY24. On a sequential basis, the 160-basis point increase was mostly driven by a favorable product mix. On a year-over-year basis, the 90-basis point increase was largely due to a favorable product mix, offset in part by higher supply chain costs. In the December quarter, we expect gross margin to range from 51 percent to 53 percent.

Q2 FY25 Letter to Shareholders	3

Operating Profit, Tax, and EPS
Operating profit for Q2 FY25 was 24.3 percent on a GAAP basis and 28.8 percent on a non-GAAP basis. GAAP operating expense was $150.7 million and included $22.1 million in stock-based compensation and $1.9 million in amortization of acquisition intangibles. On a sequential basis, GAAP operating expense increased by $8.6 million primarily due to higher variable compensation and product development costs. This was offset by a reduction in employee-related expenses and the absence of a lease impairment. On a year-over-year basis, GAAP operating expense increased by $9.9 million largely due to higher employee-related expenses, increased variable compensation, and higher product development costs. This was offset by the absence of restructuring costs. Non-GAAP operating expense for the quarter was $126.8 million, up $8.8 million sequentially and $12.3 million year over year. The company’s total headcount exiting Q2 was 1,672.
Combined GAAP R&D and SG&A expenses for Q3 FY25 are expected to range from $148 million to $154 million, including approximately $22 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $124 million and $130 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q3 FY23 to Q3 FY25

$160
$140
$120
$100
$80
$60
$40
$20
$0
1,660
1,702
1,719
1,644
1,637
1,625
1,651
1,672
Q3 FY23
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of November 4, 2024

For the September quarter, GAAP tax expense was $37.9 million on GAAP pre-tax income of $140.0 million, resulting in an effective tax rate of 27.0 percent. Non-GAAP tax expense for the quarter was $39.0 million on non-GAAP pre-tax income of $164.3 million, resulting in a non-GAAP effective tax rate of 23.8 percent. The GAAP and non-GAAP effective tax rates for the September quarter were unfavorably

Q2 FY25 Letter to Shareholders	4

impacted by a provision of the Tax Cuts and Jobs Act of 2017 that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. We continue to anticipate that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized. We estimate that our FY25 non-GAAP effective tax rate will range from approximately 22 percent to 24 percent.
GAAP earnings per share for the September quarter was $1.83, compared to earnings per share of $0.76 the prior quarter and $1.34 in Q2 FY24. Non-GAAP earnings per share for the September quarter was $2.25, versus $1.12 in Q1 FY25 and $1.80 in Q2 FY24.
Balance Sheet
Our cash and investment balance at the end of Q2 FY25 was $706.6 million, down from $744.6 million the prior quarter and $352.5 million in Q2 FY24. Cash flow from operations for the September quarter was $8.2 million. During the quarter, we repurchased 356,432 shares at an average price of $140.26, returning $50.0 million of cash to shareholders in the form of buybacks. At the end of Q2 FY25, the company had $224.1 million remaining in its share repurchase authorization. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Q2 FY25 inventory was $271.8 million, up from $232.6 million in Q1 FY25. In Q3 FY25, we expect a slight increase in inventory dollars from the prior quarter. As we move through FY25 and into FY26 we expect inventory to increase as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with both existing and new components.
Audio in Smartphones
This quarter we were particularly excited to see our next-generation custom boosted amplifier and our first 22-nanometer smart codec begin shipping in recently-launched smartphones. This custom boosted amplifier utilizes an innovative new architecture to deliver significant power and efficiency improvements while also reducing board space and the overall bill of materials for our customer’s products. The transition to a more advanced technology node for the smart codec enables design flexibility while also making meaningful improvements in performance, size, and power consumption. We are focused on consistently delivering high-quality products and expect both of these components to ship for multiple smartphone generations, providing us with sustained revenue contribution in the coming years. Additionally, a leading Android OEM introduced their latest flagship smartphone this past quarter featuring two of our boosted amplifiers. While the majority of our general market R&D investments are focused on developing products for new markets, we continue to engage with customers on next-generation flagship smartphones with our general market audio components.

Q2 FY25 Letter to Shareholders	5

HPMS in Smartphones
Looking beyond audio, we are excited about expanding our content in smartphones with HPMS solutions, which are expected to provide growth opportunities and revenue diversification. While we have several HPMS investments, our camera controllers have been a key product in driving this expansion. Since launching our first camera controller in 2020, the value of our camera-related content has steadily increased over time, including with the recent launch of new flagship smartphones. We were delighted to see the camera technology continue to be featured as an important differentiator in the new generation of devices. In this product cycle, we are benefiting from a more favorable overall mix of smartphones on the market that include our camera controllers. Our customer engagement and close engineering collaboration around our camera technology remains strong and we are working to identify further opportunities to enable advanced functionality and improve overall system performance. We are also pleased to see leading Android OEMs introduce a variety of flagship smartphones that utilize our HPMS components this fall. We continue to believe that there are opportunities for us in advanced power, sensing, and battery-related technologies, and we have a number of R&D programs underway that are focused on these areas. Customer engagement on these opportunities is encouraging, and we are actively pursuing sockets where we can deliver more efficient and flexible solutions through the integration of digital processing and control alongside analog circuits. Looking ahead, we anticipate that the investments we are making in this space today will continue to drive product diversification and revenue growth in the future.
Expanding Audio and HPMS into New Applications and Markets
Outside of smartphones, we are committed to leveraging our intellectual property and engineering capabilities to expand into new applications and markets. We continue to gain traction in the laptop market, where the desire for higher-quality audio and the trend towards thinner, lighter, and more energy-efficient designs, make our components increasingly attractive. These trends combined with the emergence of AI-enabled laptop platforms create numerous opportunities that Cirrus Logic can capitalize on, particularly related to power efficiency and user experience features. While we are in the early stages of revenue contribution from our recently introduced laptop components, we are on track with our expectations in this market and passed several key milestones during the quarter. That progress included securing our first high-volume mainstream design win with our latest PC codec that features both our best-in-class hardware as well as audio algorithms for enhanced audio playback and speaker tuning to ensure optimal performance. Additionally, we are pleased to have begun shipping our first power product specifically designed for laptops in multiple tier-one customers’ devices. One of these new laptops has eight Cirrus Logic components, including a codec, amplifiers, and power conversion ICs. This laptop showcases the breadth of our content opportunity as our solutions enable compelling user experiences and improve battery life. We are encouraged by the strong customer engagement in this space and anticipate a growing number of end products featuring our components to come to market over the next year.
While laptops represent a significant growth opportunity outside of smartphones, we continue to see excitement surrounding our recently launched series of high-performance audio data converters. These components advance our long-held market leadership in audio performance and deliver differentiating features without compromising on power efficiency. We are engaged with dozens of customers and expect the first devices featuring the components to come to market in early 2025. Expanding on this world class portfolio, we also have multiple new products being introduced in the coming quarters targeting professional audio, consumer, and industrial end markets. Looking ahead, we expect to leverage our portfolio of technologies to expand our reach in additional applications and markets.

Q2 FY25 Letter to Shareholders	6

Summary and Guidance
For the December quarter we expect the following results:
•Revenue to range between $480 million and $540 million;
•GAAP gross margin to be between 51 percent and 53 percent; and
•Combined GAAP R&D and SG&A expenses to range between $148 million and $154 million, including approximately $22 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $124 million and $130 million.
In conclusion, we delivered strong financial results in Q2 FY25 while also continuing to execute on our strategy to drive product and market diversification. During the quarter, we started shipping our next-generation custom boosted amplifier and first 22-nanometer smart codec, benefited from a more favorable overall mix of smartphones on the market with our camera content, and passed several key milestones with our laptop business. With a strong lineup of existing components and our investment in new products, we are excited about the opportunities that will contribute to our continued success in the coming years.
Sincerely,

John Forsyth President & Chief Executive Officer	Ulf Habermann Interim Chief Financial Officer

Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion or by calling (609) 800-9909 or toll-free at (800) 770-2030 (Access Code: 95424)

Q2 FY25 Letter to Shareholders	7

Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our expectation that we can leverage our mixed-signal design and advanced low-power signal processing expertise to capitalize on future growth opportunities; our expectation that as we move through FY25 and into FY26 our inventory will increase as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our new custom boosted amplifier and our first 22-nanometer smart codec will provide sustained revenue contribution in the coming years; our ability to expand content in smartphones with HPMS solutions, which are expected to provide growth opportunities and revenue diversification; our ability to deliver more efficient and flexible power and battery solutions through the integration of digital processing and control alongside analog circuits; our belief that the investments we are making in the power and battery space will contribute to product diversification and revenue growth in the future; our ability to leverage our intellectual property and advanced engineering capabilities to expand into new applications and markets; our expectation that a growing number of laptops featuring our components will to come to market over the next year; our expectation that devices featuring our high-performance audio data converters will come to market in early 2025; our expectation that multiple new products will be introduced in the coming quarters targeting professional audio, consumer, and industrial end markets; our ability to leverage our portfolio of technologies to expand our reach in additional applications and markets; our non-GAAP effective tax rate for the full fiscal year 2025; our expectation that the impact of this capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes; and our forecasts for the third quarter of fiscal year 2025 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquisition intangibles, and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements.

Q2 FY25 Letter to Shareholders	8

These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the third quarter of fiscal year 2025, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; and the risk factors listed in our Form 10-K for the year ended March 30, 2024 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q2 FY25 Letter to Shareholders	9

Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended			Six Months Ended
	Sep. 28, 2024	Jun. 29, 2024	Sep. 23, 2023	Sep. 28, 2024	Sep. 23, 2023
	Q2'25	Q1'25	Q2'24	Q2'25	Q2'24
Audio	$316,588	$218,970	$282,855	$535,558	$478,661
High-Performance Mixed-Signal	225,269	155,056	198,208	380,325	319,418
Net sales	541,857	374,026	481,063	915,883	798,079
Cost of sales	259,267	185,101	234,467	444,368	392,096
Gross profit	282,590	188,925	246,596	471,515	405,983
Gross margin	52.2%	50.5%	51.3%	51.5%	50.9%

Research and development	112,925	105,363	104,205	218,288	210,420
Selling, general and administrative	37,813	36,770	34,323	74,583	69,702
Restructuring costs	—	—	2,319	—	2,319
Total operating expenses	150,738	142,133	140,847	292,871	282,441

Income from operations	131,852	46,792	105,749	178,644	123,542

Interest income	8,134	8,202	3,729	16,336	8,329
Other income (expense)	19	1,609	(70)	1,628	307
Income before income taxes	140,005	56,603	109,408	196,608	132,178
Provision for income taxes	37,865	14,508	34,001	52,373	41,171
Net income	$102,140	$42,095	$75,407	$144,235	$91,007

Basic earnings per share	$1.92	$0.79	$1.38	$2.70	$1.66
Diluted earnings per share:	$1.83	$0.76	$1.34	$2.59	$1.61

Weighted average number of shares:
Basic	53,275	53,433	54,503	53,354	54,683
Diluted	55,800	55,665	56,278	55,753	56,453

Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY25 Letter to Shareholders	10

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION CONTINUED
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended
	Sep. 28, 2024	Jun. 29, 2024	Sep. 23, 2023	Sep. 28, 2024	Sep. 23, 2023
Net Income Reconciliation	Q2'25	Q1'25	Q2'24	Q2'25	Q2'24
GAAP Net Income	$102,140	$42,095	$75,407	$144,235	$91,007
Amortization of acquisition intangibles	1,864	1,972	2,170	3,836	4,340
Stock-based compensation expense	22,447	21,385	21,331	43,832	44,046
Lease impairment	—	1,019	—	1,019	—
Restructuring costs	—	—	2,319	—	2,319
Acquisition-related costs	—	—	939	—	4,105
Adjustment to income taxes	(1,162)	(4,105)	(604)	(5,267)	(6,232)
Non-GAAP Net Income	$125,289	$62,366	$101,562	$187,655	$139,585

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$1.83	$0.76	$1.34	$2.59	$1.61
Effect of Amortization of acquisition intangibles	0.04	0.03	0.04	0.07	0.08
Effect of Stock-based compensation expense	0.40	0.38	0.38	0.79	0.78
Effect of Lease impairment	—	0.02	—	0.02	—
Effect of Restructuring costs	—	—	0.04	—	0.04
Effect of Acquisition-related costs	—	—	0.01	—	0.07
Effect of Adjustment to income taxes	(0.02)	(0.07)	(0.01)	(0.10)	(0.11)
Non-GAAP Diluted earnings per share	$2.25	$1.12	$1.80	$3.37	$2.47

Operating Income Reconciliation
GAAP Operating Income	$131,852	$46,792	$105,749	$178,644	$123,542
GAAP Operating Profit	24.3%	12.5%	22.0%	19.5%	15.5%
Amortization of acquisition intangibles	1,864	1,972	2,170	3,836	4,340
Stock-based compensation expense - COGS	355	266	361	621	646
Stock-based compensation expense - R&D	15,844	15,763	15,472	31,607	31,424
Stock-based compensation expense - SG&A	6,248	5,356	5,498	11,604	11,976
Lease impairment	—	1,019	—	1,019	—
Restructuring costs	—	—	2,319	—	2,319
Acquisition-related costs	—	—	939	—	4,105
Non-GAAP Operating Income	$156,163	$71,168	$132,508	$227,331	$178,352
Non-GAAP Operating Profit	28.8%	19.0%	27.5%	24.8%	22.3%

Operating Expense Reconciliation
GAAP Operating Expenses	$150,738	$142,133	$140,847	$292,871	$282,441
Amortization of acquisition intangibles	(1,864)	(1,972)	(2,170)	(3,836)	(4,340)
Stock-based compensation expense - R&D	(15,844)	(15,763)	(15,472)	(31,607)	(31,424)
Stock-based compensation expense - SG&A	(6,248)	(5,356)	(5,498)	(11,604)	(11,976)
Lease impairment	—	(1,019)	—	(1,019)	—
Restructuring costs	—	—	(2,319)	—	(2,319)
Acquisition-related costs	—	—	(939)	—	(4,105)
Non-GAAP Operating Expenses	$126,782	$118,023	$114,449	$244,805	$228,277

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$282,590	$188,925	$246,596	$471,515	$405,983
GAAP Gross Margin	52.2%	50.5%	51.3%	51.5%	50.9%
Stock-based compensation expense - COGS	355	266	361	621	646
Non-GAAP Gross Profit	$282,945	$189,191	$246,957	$472,136	$406,629
Non-GAAP Gross Margin	52.2%	50.6%	51.3%	51.5%	51.0%

Q2 FY25 Letter to Shareholders	11

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

	Three Months Ended			Six Months Ended
	Sep. 28, 2024	Jun. 29, 2024	Sep. 23, 2023	Sep. 28, 2024	Sep. 23, 2023
Effective Tax Rate Reconciliation	Q2'25	Q1'25	Q2'24	Q2'25	Q2'24
GAAP Tax Expense	$37,865	$14,508	$34,001	$52,373	$41,171
GAAP Effective Tax Rate	27.0%	25.6%	31.1%	26.6%	31.1%
Adjustments to income taxes	1,162	4,105	604	5,267	6,232
Non-GAAP Tax Expense	$39,027	$18,613	$34,605	$57,640	$47,403
Non-GAAP Effective Tax Rate	23.8%	23.0%	25.4%	23.5%	25.4%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.68	$0.26	$0.60	$0.94	$0.73
Adjustments to income taxes	0.02	0.07	0.01	0.10	0.11
Non-GAAP Tax Expense	$0.70	$0.33	$0.61	$1.04	$0.84

Q2 FY25 Letter to Shareholders	12

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Sep. 28, 2024	Mar. 30, 2024	Sep. 23, 2023
ASSETS
Current assets
Cash and cash equivalents	$445,759	$502,764	$277,805
Marketable securities	32,499	23,778	34,636
Accounts receivable, net	324,098	162,478	271,894
Inventories	271,765	227,248	328,930
Prepaid wafers	71,740	86,679	79,468
Other current assets	79,044	103,245	104,138
Total current Assets	1,224,905	1,106,192	1,096,871

Long-term marketable securities	228,302	173,374	40,042
Right-of-use lease assets	133,316	138,288	144,104
Property and equipment, net	168,265	170,175	171,047
Intangibles, net	25,700	29,578	33,801
Goodwill	435,936	435,936	435,936
Deferred tax asset	48,619	48,649	44,126
Long-term prepaid wafers	37,804	60,750	94,474
Other assets	53,292	68,634	44,052
Total assets	$2,356,139	$2,231,576	$2,104,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$91,899	$55,545	$87,340
Accrued salaries and benefits	51,861	47,612	46,504
Lease liability	22,800	20,640	19,859
Other accrued liabilities	62,716	62,596	47,487
Total current liabilities	229,276	186,393	201,190

Non-current lease liability	129,806	134,576	136,042
Non-current income taxes	42,683	52,013	51,589
Other long-term liabilities	26,247	41,580	7,277
Total long-term liabilities	198,736	228,169	194,908

Stockholders' equity:
Capital stock	1,819,589	1,760,701	1,712,710
Accumulated earnings (deficit)	107,233	58,916	(1,213)
Accumulated other comprehensive income (loss)	1,305	(2,603)	(3,142)
Total stockholders' equity	1,928,127	1,817,014	1,708,355
Total liabilities and stockholders' equity	$2,356,139	$2,231,576	$2,104,453
Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY25 Letter to Shareholders	13

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Sep. 28,	Sep. 23,
	2024	2023
	Q2'25	Q2'24
Cash flows from operating activities:
Net income	$102,140	$75,407
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,618	11,610
Stock-based compensation expense	22,447	21,331
Deferred income taxes	4,984	810
Loss on retirement or write-off of long-lived assets	12	58
Other non-cash charges	87	274
Restructuring costs	—	2,319
Net change in operating assets and liabilities:
Accounts receivable, net	(134,019)	(86,046)
Inventories	(39,199)	(27,974)
Prepaid wafers	25,531	21,058
Other assets	(341)	(14,392)
Accounts payable and other accrued liabilities	27,268	10,200
Income taxes payable	(13,297)	(12,859)
Acquisition-related liabilities	—	(24,527)
Net cash provided by (used in) operating activities	8,231	(22,731)
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	835	7,194
Purchases of available-for-sale marketable securities	(3,577)	(7,819)
Purchases of property, equipment and software	(2,670)	(8,470)
Investments in technology	(70)	(57)
Net cash used in investing activities	(5,482)	(9,152)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	4,859	—
Repurchase of stock to satisfy employee tax withholding obligations	(3,207)	(2,082)
Repurchase and retirement of common stock	(49,993)	(40,576)
Net cash used in financing activities	(48,341)	(42,658)
Net decrease in cash and cash equivalents	(45,592)	(74,541)
Cash and cash equivalents at beginning of period	491,351	352,346
Cash and cash equivalents at end of period	$445,759	$277,805
Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY25 Letter to Shareholders	14

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Sep. 28,	Sep. 28,	Jun. 29,	Mar. 30,	Dec. 30,
	2024	2024	2024	2024	2023
	Q2'25	Q2'25	Q1'25	Q4'24	Q3'24
Net cash provided by operating activities (GAAP)	$579,610	$8,231	$87,161	$170,526	$313,692
Capital expenditures	(30,393)	(2,740)	(10,145)	(7,695)	(9,813)
Free Cash Flow (Non-GAAP)	$549,217	$5,491	$77,016	$162,831	$303,879

Cash Flow from Operations as a Percentage of Revenue (GAAP)	30%	2%	23%	46%	51%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	1%	3%	2%	2%
Free Cash Flow Margin (Non-GAAP)	29%	1%	21%	44%	49%

Q2 FY25 Letter to Shareholders	15

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q3 FY25
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$148 - 154
Stock-based compensation expense	(22)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$124 - 130

Q2 FY25 Letter to Shareholders	16